Exhibit 99.1
Vertrue Inc. Announces Amendment to Merger Agreement
Stockholders to Receive Increased Merger Consideration of $50.00 per Share in Cash
          NORWALK, Conn.—(BUSINESS WIRE)— July 19, 2007—Vertrue Incorporated (NASDAQ: VTRU) today announced that it had entered into an amendment to its previously announced merger agreement with Velo Holdings Inc. and Velo Acquisition Inc. The terms of the amendment increase the merger consideration payable to Vertrue’s stockholders to $50.00 per share in cash, without interest, from $48.50 per share in cash, without interest. The increased merger consideration represents a 24.6% premium over the undisturbed stock price of $40.12 per share on January 23, 2007 (the day prior to media reports speculating about a potential sale of Vertrue).
          A special committee of independent directors and the full board of directors of Vertrue have approved the amendment, and the full board of directors of Vertrue has recommended that Vertrue’s stockholders adopt the merger agreement, as amended by the amendment, at the reconvened special meeting of stockholders on July 31, 2007, which was originally scheduled for July 12, 2007.
          FTN Midwest Securities Corp., financial advisor to the special committee, provided a fairness opinion to the special committee regarding the increased merger consideration. Jefferies Broadview, a division of Jefferies & Co., financial advisor to the board of directors of Vertrue, provided a fairness opinion to the board of directors of Vertrue regarding the increased merger consideration.
          In addition, Velo Holdings has entered into an agreement with Brencourt Advisors, LLC, a beneficial owner of approximately 28.1% of Vertrue’s common stock, pursuant to which Brencourt has agreed to vote all of its shares of Vertrue’s common stock in favor of the adoption of the amended merger agreement and Velo Holdings has granted to Brencourt the right to acquire up to an amount of $25 million in equity securities of Velo Holdings.
          Oak Investment Partners, which was originally part of the investor group formed to acquire Vertrue, has determined not to participate in the merger transaction at the increased $50.00 per share merger consideration. The equity for replacing the entire amount of Oak’s equity commitment and the aggregate amount of the increased merger consideration will be provided by One Equity Partners, Rho Ventures and, if Brencourt exercises its right to invest, Brencourt.
          Vertrue has also entered into an amendment to its previously announced Stockholder Protection Rights Agreement to exempt the transactions contemplated by the agreement between Velo Holdings and Brencourt.
          Stockholders who have questions about the merger, need assistance in submitting their proxies or voting their shares should contact Vertrue’s proxy solicitor, Georgeson Inc., in writing at Georgeson Inc., 17 State Street, 10th Floor, New York, NY

10004, or by telephone at (212) 440-9800 (for banks and brokers) and (866) 577-4994 (for all others).
ABOUT VERTRUE
          Vertrue is a publicly held company whose shares are listed on the NASDAQ under the ticker symbol VTRU. Vertrue is a premier Internet direct marketing services company. Vertrue operates a diverse group of marketing businesses that share a unified mission: to provide every consumer with access to direct-to-consumer savings across its five vertical markets of healthcare, personal property, security/insurance, discounts and personals, which are all offered online through a set of diverse Internet marketing channels. Our principal executive offices are located at 20 Glover Avenue, Norwalk, Connecticut 06850, and our telephone number is (203) 324-7635.
FORWARD-LOOKING STATEMENTS
          Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vertrue to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks associated with the timing of and costs of financing commitments, general competitive factors and regulatory developments. More detailed information about these risks, uncertainties and other factors is set forth in Vertrue’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 of Vertrue and in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007. Risks and uncertainties relating to the proposed merger include the ability of the parties to the merger agreement to satisfy the conditions to closing specified in the merger agreement. Vertrue is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements.
IMPORTANT ADDITIONAL INFORMATION REGARDING THE MERGER
          In connection with the proposed merger of Velo Acquisition Inc. with and into Vertrue pursuant to the merger agreement, Vertrue has filed a definitive proxy statement and other materials with the Securities and Exchange Commission (the “SEC”) and expects to file supplementary proxy materials with the SEC. BEFORE MAKING ANY VOTING DECISION, VERTRUE’S STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, THOSE OTHER MATERIALS AND THE SUPPLEMENTARY PROXY MATERIALS CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES THERETO. Copies of the definitive proxy statement have been mailed to record holders of the shares of Vertrue’s common stock. Vertrue’s stockholders may obtain, without charge, a copy of the definitive proxy statement and other materials filed by Vertrue with the SEC from the SEC’s website at http://www.sec.gov. The supplementary proxy materials will also be available from the

SEC’s website free of charge when filed by Vertrue. Vertrue’s stockholders may also obtain, without charge, a copy of the definitive proxy statement and other materials and the supplementary proxy materials (when available) by directing a request by mail or telephone to Vertrue Incorporated, Attn. Legal Department, 20 Glover Avenue, Norwalk, CT 06850, telephone: (203) 324-7635, or from Vertrue’s website, http://www.vertrue.com.
          Vertrue and its directors, officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from Vertrue’s stockholders with respect to the proposed Merger. Information concerning the interests of Vertrue’s directors and executive officers and their ownership of shares of Vertrue’s common stock is set forth in the definitive proxy statement and other materials for the special meeting of Vertrue’s stockholders, which were filed with the SEC, and will be contained the supplementary proxy materials. Stockholders may obtain additional information regarding the interests of Vertrue and its directors and executive officers in the Merger, which may be different than those of Vertrue’s stockholders generally, by reading the definitive proxy statement and other materials regarding the merger, previously filed with the SEC, and the supplementary proxy materials (when available).
          CONTACT: Vertrue Incorporated
          Gary A. Johnson, 203-324-7635